Exhibit 99.(8)(d)(1)

AMENDMENT TO SERVICE AGREEMENT

between

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC

and

PACIFIC LIFE INSURANCE COMPANY

The SERVICE AGREEMENT (the “Agreement”), made and entered into on the 25th day of July, 2005, by and among Pacific Life Insurance Company, a Nebraska Corporation (the “Company”) and Fidelity Investments Institutional Operations Company LLC., a Massachusetts corporation, is hereby amendment effective October 9, 2020, as follows:

Variable Insurance Products Fund IV is added to the list of Funds to whom FIIOC provides transfer agency and other services.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Jose T. Miscolta
Name:	Jose T. Miscolta
Title:	Assistant Vice President
Date:	October 9, 2020

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC

By:	/s/ Cliff Poirier
Name:	Cliff Poirier
Title:	SVP
Date:	10/16/2020